Exhibit 99.3

Contacts:	John Tomac, BIW Limited	Joan Huwiler, RWA	Dan Meaney, CT Water
	(203) 735-1888	(203) 401-2772	1-800-428-3985 x 3016
Birmingham Utilities Announces Sale of Company to South Central Connecticut
Regional Water Authority and Connecticut Water Company
RWA to acquire Ansonia Division, CWC to acquire Eastern Operations
     ANSONIA, CONNECTICUT — June 29, 2007 — BIW Limited, the parent company of Birmingham Utilities and Birmingham H2O Services, announced today that it has signed an agreement to sell the company to the South Central Connecticut Regional Water Authority (RWA) of New Haven, CT for $23.75 per share, or approximately $40 million. RWA will acquire the 9,500 Birmingham Utilities customers in Ansonia, Derby, and Seymour. As part of the transaction, Connecticut Water will pay $3.5 million for the assets of Birmingham Utilities’ Eastern Division, which has 2,200 customers in 15 towns.
     Betsy Henley-Cohn, Chairwoman of Birmingham commented, “We believe this transaction is in the best interests of our shareholders, ratepayers, and the communities we serve.” She indicated, “Through this transaction, Birmingham Utilities is able to ensure that our customers’ needs will continue to be met while our shareholders receive a fair return for their investments in this water system.”
     “This is great news for Regional Water and Birmingham customers,” said David Silverstone, president and CEO of the South Central Connecticut Regional Water Authority said. “As provision of water becomes more complex, the size and the economy of scale indicate that this merger will maintain the affordability of water. The region as a whole benefits from this merger. We have a long-standing commitment to deliver high-quality water, along with excellent customer service. We look forward to meeting the long term water supply needs of the region.”
     The innovative partnership between the RWA and Connecticut Water to purchase Birmingham Utilities, allows the acquisition to proceed in a way that is consistent with the RWA’s enabling legislation, which limits its water utility acquisitions to the towns in its district. The Ansonia operations are within the RWA district and the remaining systems more closely fit in the Connecticut Water service area.
     “BUI has done an excellent job of investing needed capital in these systems and making substantial improvements in the infrastructure and quality of service. We look forward to building on this solid foundation,” said Eric W. Thornburg, Connecticut Water president and CEO. He added the acquisition of BUI’s Eastern Operations fits well with the company’s growth strategy. “We have considerable experience in the acquisition, integration, and operation of other water utilities, having acquired 26 water systems since 1985. We will work tirelessly to serve these new customers and the communities in which they live.”

     John S. Tomac, Birmingham President noted, “All BUI customers will benefit from being served by these larger utilities that have additional resources and personnel to invest in future system improvements over the long-term.” Tomac observed, “I am very pleased the company is being sold to two Connecticut based organizations, both of which have long-standing reputations of regulatory compliance and excellence in customer service.”
     The acquisition is subject to approval by the shareholders of BUI and regulatory approval of the Authority’s Representative Policy Board, as well as the Connecticut Department of Public Utility Control. This transaction is expected to be completed in approximately six months.
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Editors note:
About the South Central CT Regional Water Authority: It is a non-profit public corporation and political subdivision of the State of Connecticut. In 1980, the Authority acquired the New Haven Water Company, an investor owned water utility, which was founded in 1849. It owns more than 26,000 acres of land, provides a wide array of recreational opportunities and provides water-related services. Through its Whitney Water Center, the Authority provides hands-on water science programs to some 16,000 students annually.
About The Connecticut Water Company: It provides water to more than 83,000 customers, or nearly 300,000 people, in 41 towns in Connecticut, and is the largest subsidiary of Connecticut Water Service, Inc. (NASDAQ GS: CTWS), New England’s largest locally based investor owned water utility company. CTWS also provides water related services to residential, commercial and industrial customers as well as municipalities and other water utilities through its New England Water Utility Services subsidiary.
About Birmingham Utilities, Inc.: BIW Limited is the parent company of Birmingham Utilities and Birmingham H2O Services. Birmingham Utilities serves a total of 11,500 customers, with 9,500 in their Ansonia Division service towns of Ansonia, Derby and Seymour. They serve an additional 2,200 customers in 32 water systems in their Eastern Division in the towns of Ashford, Colchester, Columbia, Coventry, East Haddam, East Hampton, Hebron, Lebanon, Manchester, Marlborough, Moodus, Portland, Storrs, Willington and Woodstock. BIW is traded on the American Stock Exchange (AMEX: BIW). Trading of BIW stock was voluntarily suspended at the close of business on Thursday, June 28th pending this announcement.
This news release may contain certain forward-looking statements regarding Connecticut Water’s results of operations and financial position. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties, which could cause Connecticut Water’s actual results to differ materially from expected results.
The Connecticut Water Company, our regulated water subsidiary, is subject to various federal and state regulatory agencies concerning water quality and environmental standards. Generally, the water industry is materially dependent on the adequacy of approved rates to allow for a fair rate of return on the investment in utility plant. The ability to maintain our operating costs at the lowest possible level while providing good quality water service is beneficial to customers and stockholders. Profitability is also dependent on the timeliness and amount of rate relief and numerous factors over which we have little or no control, such as the quantity of rainfall and temperature, industrial demand, financing costs, energy rates, tax rates, and stock market trends which may affect the return earned on pension assets, and compliance with environmental and water quality regulations. The profitability of our other revenue sources is subject to the amount of land we have available for sale and/or donation, the demand for the land, the continuation of the current state tax benefits relating to the donation of land for open space purposes, regulatory approval of land dispositions, the demand for telecommunications antenna site leases and the successful extensions and expansion of our service contracts. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.